EXHIBIT 99.5

                         BACKGROUND OF CURRENT DIRECTORS

James D. Wright, Chairman of the Board, CEO, Director, Age 41. Mr. Wright was founder and President of Absolute Industries, LLC, the predecessor organization. Mr. Wright has 20 years experience in the waste industry in all aspects of founding, managing and developing waste services. He will be involved in all acquisitions and all financial, operational and business functions of the company as well as at the board of directors level setting and reviewing corporate policy.

William M. Davis, President, Director, Age 46. Mr. Davis directs the garbage division of Absolute. Prior to joining the company, Mr. Davis spent 15 years in the industry in the financial, operational and M&A functions of large publicly-traded waste operators. His role has included interaction with municipalities in the preparation and securing of municipal bids, acquisitions, management of hauling, landfill, transfer station and recycling operations.

Thomas F. Duszynski, Director, Age 48. Mr. Duszynski is a graduate of the University of Illinois (1973) with a degree in accounting. He is a CPA and worked in public accounting until 1997. He is an officer and affiliate of Augustine Fund, L.P., which is one of the co-managers of Pac Funding, LLC.

Lawrence A. Woods, Director, Age 46. Mr. Woods began his own company in 1996 before being acquired by Absolute Industries, LLC in April 2003. Mr. Woods brings the understanding of building a company from the ground floor. His background in truck repairs and container manufacturing should make major contributions in the area of capital spending.







MTC/ej/300876